Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, July 30, 2020	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS

        DULUTH, GA – July 30 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the second quarter ended June 30, 2020. Net sales for the second quarter were approximately $2.0 billion, a decrease of approximately 17.2% compared to the second quarter of 2019. Reported net income was $0.93 per share for the second quarter of 2020 and adjusted net income, excluding a non-cash impairment charge and restructuring expenses, was $1.11 per share. These results compare to reported and adjusted net income of $1.82 per share for the second quarter of 2019. Excluding unfavorable currency translation impacts of approximately 3.9%, net sales in the second quarter of 2020 decreased approximately 13.2% compared to the second quarter of 2019.
Net sales for the first six months of 2020 were approximately $3.9 billion, a decrease of approximately 10.9% compared to the same period in 2019. Excluding unfavorable currency translation impacts of approximately 3.8%, net sales for the first six months of 2020 decreased approximately 7.2% compared to the same period in 2019. For the first six months of 2020, reported net income was $1.78 per share, and adjusted net income, excluding a non-cash impairment charge and restructuring expenses was $1.97 per share. These results compare to reported net income of $2.66 per share, and adjusted net income, excluding restructuring expenses, of $2.68 per share for the first six months of 2019.

Second Quarter Highlights
•Reported regional sales results(1): Europe/Middle East (“EME”) (22.8)%, North America (10.2)%, South America (3.9)%, Asia/Pacific/Africa (“APA”) (8.2)%
•Constant currency regional sales results(1)(2): EME (20.4)%, North America (9.1)%, South America 21.2%, APA (4.1)%
•Regional operating margin performance: EME 8.1%, North America 11.6%, South America 3.1%, APA 9.5%
•Second quarter production in Europe and South America impacted by COVID-19 related supply chain disruptions. All factories returned to normal production during the second quarter.
•Funding position stable with net debt below June 2019 levels
•Full-year outlook reestablished for net sales and net income per share
        (1) As compared to second quarter 2019.
        (2) Excludes currency translation impact. See reconciliation in appendix.
        “AGCO’s priorities throughout the COVID-19 crisis continues to be the safety of our employees while serving our dealers and the world’s farmers as they maintain the global food supply,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “We’ve had good success with these efforts to this point, and I would like to thank our employees around the world for finding innovative solutions to keep our business running effectively and to support our customers. Our second quarter results demonstrated strong execution as we overcame COVID-19 related production disruptions in Europe and South America in order to deliver a solidly profitable quarter. Margin improvement in our North American, South American and Asia/Pacific/Africa regions highlighted our results. While all our factories are now open with strong order boards heading into second half of 2020, we still face a demanding environment to manage our manufacturing, supply chain and aftermarket operations. In addition, end-market demand has been negatively impacted by the pandemic, but is proving to be resilient as farmers look to replace their aged fleet. Despite these challenging conditions, we are focused on delivering strong profitability and healthy cash flow in 2020. We also remain well-positioned to continue investing in premium technology, smart farming solutions and enhanced digital capabilities for our customers in order to improve our global market position.”

Market Update
Industry Unit Retail Sales

	Tractors	Combines
Six Months Ended June 30, 2020	Change from Prior Year Period	Change from Prior Year Period
North America(1)	2%	(9)%
South America	(1)%	6%
Western Europe(2)	(14)%	(18)%
(1) Excludes compact tractors.
(2) Based on Company estimates.
        “Global crop production is on track for another near-record year with most farm operations working at normal levels and experiencing only minimal COVID-19 related impacts,” continued Mr. Richenhagen. “However, the consumption of grain for food, fuel and livestock feed is being negatively impacted by the economic constraints caused by the pandemic. As a result, grain inventories are expected to remain at high levels, and soft commodity prices have trended lower in the first half of 2020. Consequently, global industry demand for farm equipment is expected to be weaker in 2020 due to challenging farm economics and uncertainty caused by the pandemic. North American industry retail tractor sales increased in the first six months of 2020 compared to the same period in 2019. Growth in the sales of low horsepower tractors was largely offset by considerably weaker industry demand for high horsepower tractors and combines. While the need to replace a relatively aged fleet in the large farm sector remains, lower commodity prices and a cautious farmer sentiment are also influencing equipment demand. The special COVID-19 Aid Package for U.S. farmers and livestock producers could offset some of the impact of lower commodity prices. Industry retail sales in Western Europe decreased in the first six months of 2020 largely due to production constraints. Market demand was weakest in Spain, the United Kingdom, and France. Relatively dry weather across much of Western Europe is negatively impacting wheat production. Conversely, stronger grain export demand and supportive wheat prices project towards favorable farm economics for Western European farmers. European dairy and livestock fundamentals have stabilized after weakening earlier in the year. Industry retail sales in South America decreased during the first six months of 2020, with the decline in markets outside of Brazil. While the benefit of a strong first crop in Brazil and Argentina as well as favorable exchange rates are supporting relatively positive economics, farmers are exhibiting a cautious approach to equipment purchases due to the current economic and political environments and COVID-19 concerns.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2020	2019	% change from 2019	% change from 2019 due to currency translation(1)	% change excluding currency translation
North America	$555.8	$618.9	(10.2)%	(1.1)%	(9.1)%
South America	178.5	185.8	(3.9)%	(25.1)%	21.2%
Europe/Middle East	1,125.0	1,457.2	(22.8)%	(2.4)%	(20.4)%
Asia/Pacific/Africa	147.5	160.7	(8.2)%	(4.1)%	(4.1)%
Total	$2,006.8	$2,422.6	(17.2)%	(3.9)%	(13.2)%

Six Months Ended June 30,	2020	2019	% change from 2019	% change from 2019 due to currency translation(1)	% change excluding currency translation
North America	$1,107.7	$1,115.1	(0.7)%	(0.8)%	0.2%
South America	332.4	341.9	(2.8)%	(20.6)%	17.8%
Europe/Middle East	2,238.3	2,667.8	(16.1)%	(2.8)%	(13.3)%
Asia/Pacific/Africa	256.7	293.6	(12.6)%	(4.3)%	(8.3)%
Total	$3,935.1	$4,418.4	(10.9)%	(3.8)%	(7.2)%
(1) See appendix for additional disclosures.
North America
        Net sales in the North American region were flat in the first six months of 2020 compared to the same period of 2019, excluding the negative impact of currency translation. Increased sales of hay equipment, Precision Planting equipment and high horsepower tractors were mostly offset by lower sprayer and grain and protein sales. Income from operations for the first six months of 2020 improved approximately $43.6 million compared to the same period in 2019. The benefit of a richer mix of products, as well as cost control initiatives contributed most of the increase.
South America
        AGCO’s South American net sales increased 17.8% in the first six months of 2020 compared to the first six months of 2019, excluding the impact of unfavorable currency translation. Increased sales in Brazil and Argentina were partially offset by lower sales in the other South American markets. The loss from operations in the first six months of 2020 was improved compared to the same period in 2019 by approximately $12.3 million. The improved South America results reflect the benefit of higher sales, a richer sales mix, as well as cost reduction initiatives, partially offset by negative currency impacts.

Europe/Middle East
        AGCO’s Europe/Middle East net sales decreased 13.3% in the first six months of 2020 compared to the same period in 2019, excluding unfavorable currency translation impacts. Sales declines were driven primarily by lost production caused by the impacts from COVID-19 crisis. All of AGCO’s major European production facilities were suspended due to supply availability from late March throughout most of April, with production volumes recovering during the remainder of the quarter. Income from operations dropped approximately $143.2 million for the first six months of 2020, compared to the same period in 2019, due to lower net sales and production volumes, partially offset by expense reductions.

Asia/Pacific/Africa
        Asia/Pacific/Africa net sales decreased 8.3%, excluding the negative impact of currency translation, in the first six months of 2020 compared to the same period in 2019. Sales declines were most significant in Africa and

Asia and were partially offset by growth in Australia and China. Income from operations improved by approximately $2.3 million in the first six months of 2020, compared to the same period in 2019, due to a richer product sales mix and reduced expenses.
Funding Update
        AGCO’s available funding as of June 30, 2020, including the $530.9 million term loan facility added during the second quarter, was approximately $1.3 billion consisting of cash of approximately $399.7 million and available borrowing capacity of approximately $869.3 million. The Company’s funding position stabilized during the second quarter with net debt approximately $125.1 million below June 2019.
Other
In the second quarter the Company recognized a non-cash goodwill impairment charge related to its 50% owned tillage and seeding joint venture in North America. A gross impairment charge of approximately $20 million, with an offsetting $10 million benefit attributable to non-controlling interests, was recorded.
Outlook
        Net sales in 2020 are expected to be approximately $8.3 to $8.4 billion reflecting lower end-market demand and the unfavorable impact of currency translation. Adjusted operating margins are expected to be below 2019 levels with the impact of lower sales and production volumes partially offset by the benefits of pricing and expense reductions. Based on these assumptions, 2020 adjusted net income per share, excluding the impact of restructuring expenses and the goodwill impairment charge, is targeted in the range of $3.50 to $3.75. This outlook does not contemplate any further sales or production disruptions caused by the COVID-19 pandemic.
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        AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, July 30, 2020. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
        Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•The Company is uncertain of the impact of the coronavirus (“COVID-19”) pandemic due to increased volatility in global economic and political environments, market demand for its products, supply chain disruptions, workforce availability, exchange rate and commodity price volatility and availability of financing, and their impact to the Company’s net sales, production volumes, costs and overall financial condition and liquidity. The Company may be required to record significant impairment charges in the future with respect to certain noncurrent assets such as goodwill and other intangible assets and equity method investments, whose fair values may be negatively affected by the COVID-19 pandemic. The Company also may be required to write-down obsolete inventory due to decreased customer demand and sales orders. Additionally, the Company is closely monitoring the collection of accounts receivable, as well as the operating results of it finance joint ventures around the world. If economic conditions around the world continue to deteriorate, the Company may not be able to sufficiently collect accounts receivable, and the operating results of its finance joint ventures may be negatively impacted, thus negatively impacting the Company’s results of operations and financial condition. The Company is also closely assessing its compliance with debt covenants, the recognition of any future applicable insurance recoveries, cash flow hedging forecasts as compared to actual transactions, the fair value of pension assets, accounting for incentive and stock compensation accruals, revenue recognition and discount reserve setting and the realization of deferred tax assets in light of the COVID-19 pandemic.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.
•Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. The recent outbreak of the coronavirus has impacted the availability of components and parts, particularly in Europe, which, in turn, has forced us to suspend some manufacturing operations from time-to-time. Further disruptions in our supply chain will impact our manufacturing capacity and, ultimately, sales.
•We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
        Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO
        AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.0 billion in 2019. For more information, visit http://www.agcocorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$404.4	$432.8
Accounts and notes receivable, net	903.3	800.5
Inventories, net	2,169.0	2,078.7
Other current assets	394.2	417.1
Total current assets	3,870.9	3,729.1
Property, plant and equipment, net	1,363.6	1,416.3
Right-of-use lease assets	178.0	187.3
Investment in affiliates	387.6	380.2
Deferred tax assets	68.5	93.8
Other assets	192.8	153.0
Intangible assets, net	470.0	501.7
Goodwill	1,246.6	1,298.3
Total assets	$7,778.0	$7,759.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$1.9	$2.9
Short-term borrowings	102.6	150.5
Accounts payable	792.1	914.8
Accrued expenses	1,552.4	1,654.2
Other current liabilities	158.7	162.1
Total current liabilities	2,607.7	2,884.5
Long-term debt, less current portion and debt issuance costs	1,652.1	1,191.8
Operating lease liabilities	138.2	148.6
Pension and postretirement health care benefits	224.7	232.1
Deferred tax liabilities	103.5	107.0
Other noncurrent liabilities	334.3	288.7
Total liabilities	5,060.5	4,852.7

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	10.1	4.7
Retained earnings	4,490.4	4,443.5
Accumulated other comprehensive loss	(1,825.2)	(1,595.2)
Total AGCO Corporation stockholders’ equity	2,676.1	2,853.8
Noncontrolling interests	41.4	53.2
Total stockholders’ equity	2,717.5	2,907.0
Total liabilities and stockholders’ equity	$7,778.0	$7,759.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2020	2019
Net sales	$2,006.8	$2,422.6
Cost of goods sold	1,574.1	1,858.7
Gross profit	432.7	563.9
Selling, general and administrative expenses	219.5	260.7
Engineering expenses	75.8	87.5
Amortization of intangibles	14.9	15.4
Goodwill impairment charge	20.0	—
Restructuring expenses	3.8	—
Bad debt expense	1.4	0.7
Income from operations	97.3	199.6
Interest expense, net	6.1	6.0
Other expense, net	10.0	11.6
Income before income taxes and equity in net earnings of affiliates	81.2	182.0
Income tax provision	31.3	53.2
Income before equity in net earnings of affiliates	49.9	128.8
Equity in net earnings of affiliates	10.1	11.6
Net income	60.0	140.4
Net loss attributable to noncontrolling interests	9.7	0.4
Net income attributable to AGCO Corporation and subsidiaries	$69.7	$140.8
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.93	$1.84
Diluted	$0.93	$1.82
Cash dividends declared and paid per common share	$0.16	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	74.9	76.6
Diluted	75.2	77.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2020	2019
Net sales	$3,935.1	$4,418.4
Cost of goods sold	3,051.9	3,397.8
Gross profit	883.2	1,020.6
Selling, general and administrative expenses	467.1	522.9
Engineering expenses	160.7	172.0
Amortization of intangibles	29.9	30.7
Goodwill impairment charge	20.0	—
Restructuring expenses	4.6	1.7
Bad debt expense	3.2	1.3
Income from operations	197.7	292.0
Interest expense, net	9.5	9.5
Other expense, net	22.5	26.2
Income before income taxes and equity in net earnings of affiliates	165.7	256.3
Income tax provision	60.7	72.6
Income before equity in net earnings of affiliates	105.0	183.7
Equity in net earnings of affiliates	21.3	22.4
Net income	126.3	206.1
Net loss (income) attributable to noncontrolling interests	8.1	(0.2)
Net income attributable to AGCO Corporation and subsidiaries	$134.4	$205.9
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.79	$2.69
Diluted	$1.78	$2.66
Cash dividends declared and paid per common share	$0.32	$0.31
Weighted average number of common and common equivalent shares outstanding:
Basic	75.1	76.6
Diluted	75.6	77.3
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$126.3	$206.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	102.3	107.1
Amortization of intangibles	29.9	30.7
Stock compensation expense	12.7	24.8
Goodwill impairment charge	20.0	—
Equity in net earnings of affiliates, net of cash received	(20.7)	(16.8)
Deferred income tax provision	2.8	13.2
Other	11.2	3.0
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(181.0)	(143.5)
Inventories, net	(210.6)	(513.7)
Other current and noncurrent assets	(62.3)	(18.2)
Accounts payable	(60.9)	83.1
Accrued expenses	(67.9)	1.6
Other current and noncurrent liabilities	76.6	9.7
Total adjustments	(347.9)	(419.0)
Net cash used in operating activities	(221.6)	(212.9)
Cash flows from investing activities:
Purchases of property, plant and equipment	(117.5)	(114.9)
Proceeds from sale of property, plant and equipment	0.5	0.1
Investment in unconsolidated affiliates	(3.1)	—
Net cash used in investing activities	(120.1)	(114.8)
Cash flows from financing activities:
Proceeds from indebtedness, net	427.6	402.5
Purchases and retirement of common stock	(55.0)	(70.0)
Payment of dividends to stockholders	(24.0)	(23.7)
Payment of minimum tax withholdings on stock compensation	(16.1)	(26.7)
Payment of debt issuance costs	(1.4)	(0.5)
Investment by noncontrolling interests	—	1.0
Net cash provided by financing activities	331.1	282.6
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(17.8)	(1.1)
Decrease in cash, cash equivalents and restricted cash	(28.4)	(46.2)
Cash, cash equivalents and restricted cash, beginning of period	432.8	326.1
Cash, cash equivalents and restricted cash, end of period	$404.4	$279.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1. STOCK COMPENSATION EXPENSE
        The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cost of goods sold	$0.3	$0.5	$0.4	$1.0
Selling, general and administrative expenses	10.1	12.2	12.6	24.2
Total stock compensation expense	$10.4	$12.7	$13.0	$25.2

2. GOODWILL IMPAIRMENT CHARGE
Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The Company conducts its annual impairment analyses as of October 1 each fiscal year. The COVID-19 pandemic has adversely impacted the global economy as a whole. Based on current macroeconomic conditions, the Company assessed its goodwill and other intangible assets for indications of impairment as of March 31, 2020 and June 30, 2020. As of June 30, 2020, the Company concluded there were indicators of impairment during the three months ended June 30, 2020 related to one of its smaller reporting units, which is a 50%-owned joint venture. The Company consolidates the reporting unit as it was determined to be the primary beneficiary of the joint venture. Deteriorating market conditions for the products the joint venture sells have been negatively impacted by the COVID-19 pandemic. Recently updated strategic reviews with revised forecasts indicated an impairment of the entire goodwill balance of this reporting unit was necessary as of June 30, 2020. During the three months ended June 30, 2020, an impairment charge of approximately $20.0 million was recorded as “Goodwill impairment charge” within the Company’s Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $10.0 million included within “Net loss attributable to noncontrolling interests.”

3.  RESTRUCTURING EXPENSES
        From 2014 through 2020, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, Africa, China and the United States to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 4,160 employees between 2014 and 2019. The Company had approximately $4.8 million of severance and related costs accrued as of December 31, 2019. During the three and six months ended June 30, 2020, the Company recorded an additional $3.8 million and $4.6 million, respectively, of severance and related costs associated with further rationalizations in connection with the termination of approximately 300 employees, and paid approximately $2.7 million of severance and associated costs. The $4.6 million million of costs incurred during the six months ended June 30, 2020 included a $1.6 million write-down of property, plant and equipment. The remaining $4.9 million of accrued severance and other related costs as of June 30, 2020, inclusive of approximately $0.2 million of negative foreign currency translation impacts, are expected to be paid primarily during 2020.

4. INDEBTEDNESS
        Long-term debt at June 30, 2020 and December 31, 2019 consisted of the following (in millions):

	June 30, 2020	December 31, 2019
Senior term loan due 2022	$168.1	$168.1
Credit facility, expires 2023	461.6	—
1.002% Senior term loan due 2025	280.3	280.2
Senior term loans due between 2021 and 2028	736.5	736.2
Other long-term debt	10.6	12.5
Debt issuance costs	(3.1)	(2.3)
	1,654.0	1,194.7
Less:
Current portion of other long-term debt	(1.9)	(2.9)
Total long-term indebtedness, less current portion	$1,652.1	$1,191.8
        As of June 30, 2020 and December 31, 2019, the Company had short-term borrowings due within one year of approximately $102.6 million and $150.5 million, respectively.
        On April 9, 2020, the Company entered into an amendment to its $800.0 million multi-currency revolving credit facility to include incremental term loans (“2020 term loans”) that allow the Company to borrow an aggregate principal amount of €235.00 million and $267.5 million, respectively (or an aggregate of approximately $530.9 million as of June 30, 2020). Amounts can be drawn incrementally at any time prior to maturity, but must be drawn down proportionately. Amounts drawn must be in a minimum principal amount of $100.0 million and integral multiples of $50.0 million in excess thereof. Once amounts have been repaid, those amounts are not permitted to be re-drawn. The maturity date of the 2020 term loans is April 8, 2022. On April 15, 2020, the Company borrowed €117.50 million and $133.8 million, respectively, (or an aggregate of approximately $265.5 million as of June 30, 2020) of 2020 term loans. The Company simultaneously repaid €100.00 million (or approximately $108.7 million) of its revolving credit facility from the borrowings received. There were no other borrowings on the 2020 term loans subsequent to the initial borrowings in April during the three months ended June 30, 2020.

5. INVENTORIES
        Inventories at June 30, 2020 and December 31, 2019 were as follows (in millions):

	June 30, 2020	December 31, 2019
Finished goods	$797.0	$780.1
Repair and replacement parts	610.0	611.5
Work in process	254.5	213.4
Raw materials	507.5	473.7
Inventories, net	$2,169.0	$2,078.7

6. ACCOUNTS RECEIVABLE SALES AGREEMENTS
        The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of June 30, 2020 and December 31, 2019, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.5 billion and $1.6 billion, respectively.
        Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.3 million and $12.4 million, respectively, during the three and six months ended June 30, 2020. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $11.0 million and $19.7 million, respectively, during the three and six months ended June 30, 2019.
        The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2020 and December 31, 2019, these finance joint ventures had approximately $77.3 million and $104.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7. NET INCOME PER SHARE
        A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2020 and 2019 is as follows (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$69.7	$140.8	$134.4	$205.9
Weighted average number of common shares outstanding	74.9	76.6	75.1	76.6
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.93	$1.84	$1.79	$2.69
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$69.7	$140.8	$134.4	$205.9
Weighted average number of common shares outstanding	74.9	76.6	75.1	76.6
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.3	0.6	0.5	0.7
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.2	77.2	75.6	77.3
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.93	$1.82	$1.78	$2.66

8. SEGMENT REPORTING
        The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2020 and 2019 are as follows (in millions):

Three Months Ended June 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2020
Net sales	$555.8	$178.5	$1,125.0	$147.5	$2,006.8
Income from operations	64.7	5.5	91.0	14.0	175.2

2019
Net sales	$618.9	$185.8	$1,457.2	$160.7	$2,422.6
Income (loss) from operations	51.4	(7.1)	208.8	7.0	260.1

Six Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2020
Net sales	$1,107.7	$332.4	$2,238.3	$256.7	$3,935.1
Income (loss) from operations	125.6	(3.3)	193.3	12.7	328.3

2019
Net sales	$1,115.1	$341.9	$2,667.8	$293.6	$4,418.4
Income (loss) from operations	82.0	(15.6)	336.5	10.4	413.3

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Segment income from operations	$175.2	$260.1	$328.3	$413.3
Corporate expenses	(29.1)	(32.9)	(63.5)	(64.7)
Amortization of intangibles	(14.9)	(15.4)	(29.9)	(30.7)
Impairment charge	(20.0)	—	(20.0)	—
Stock compensation expense	(10.1)	(12.2)	(12.6)	(24.2)
Restructuring expenses	(3.8)	—	(4.6)	(1.7)
Consolidated income from operations	$97.3	$199.6	$197.7	$292.0

RECONCILIATION OF NON-GAAP MEASURES
        This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
        The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three and six months ended June 30, 2020 and 2019 (in millions, except per share data):

	Three Months Ended June 30,
	2020			2019
	Income From Operations(1)	Net Income(2)	Net Income Per Share(2)	Income From Operations	Net Income(2)	Net Income Per Share(2)
As reported	$97.3	$69.7	$0.93	$199.6	$140.8	$1.82
Goodwill impairment charge(3)	20.0	10.0	0.13	—	—	—
Restructuring expenses(4)	3.8	3.7	0.05	—	—	—
As adjusted	$121.2	$83.4	$1.11	$199.6	$140.8	$1.82

(1) Rounding may impact summation of amounts.
(2) Net income and net income per share amounts are after tax.
(3) During the three months ended June 30, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. See Note 2 for further information.
(4) The restructuring expenses recorded during the three months ended June 30, 2020 and 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

	Six Months Ended June 30,
	2020			2019
	Income From Operations(1)	Net Income(1)(2)	Net Income Per Share(2)	Income From Operations	Net Income(2)	Net Income Per Share(2)
As reported	$197.7	$134.4	$1.78	$292.0	$205.9	$2.66
Goodwill impairment charge(3)	20.0	10.0	0.13	—	—	—
Restructuring expenses(4)	4.6	4.4	0.06	1.7	1.2	0.02
As adjusted	$222.4	$148.9	$1.97	$293.7	$207.1	$2.68
(1) Rounding may impact summation of amounts.
(2) Net income and net income per share amounts are after tax.
(3) During the three months ended June 30, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. See Note 2 for further information.
(4) The restructuring expenses recorded during the six months ended June 30, 2020 and 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2020:

Net Income Per Share(1)
As targeted	$3.31 - $3.56
Goodwill impairment charge	0.13
Restructuring expenses	0.06
As adjusted targeted(2)	$3.50 - $3.75
(1) Net income per share amount is after tax.
(2) The above reconciliation reflects adjustments to full year 2020 targeted net income per share based upon restructuring expenses and the other adjustments incurred during the six months ended June 30, 2020. Full year restructuring expenses could differ based on future restructuring activity.

The following is a reconciliation of the Company’s available funding as of June 30, 2020 (in millions):

June 30, 2020
Credit facility, total borrowing capacity	$1,330.9
Less: Credit facility and term loan borrowings	(461.6)
Credit facility, available borrowing capacity	$869.3

Cash and cash equivalents	$404.4
Less: Restricted cash	(4.7)
Available cash and cash equivalents	$399.7
Available funding	$1,269.0

The following is a reconciliation of net debt as of June 30, 2020 and 2019 (in millions):

	June 30, 2020	June 30, 2019
Long-term indebtedness	$1,654.0	$1,606.0
Short-term borrowings	102.6	238.7
Less: Amounts related to the sale of receivables	(40.3)	(123.1)
Short-term indebtedness	$62.3	$115.6
Total indebtedness	$1,716.3	$1,721.6

Cash and cash equivalents	$404.4	$279.9
Less: Restricted cash	(4.7)	—
Available cash and cash equivalents	$399.7	$279.9
Net debt	$1,316.6	$1,441.7

The following table sets forth, for the three and six months ended June 30, 2020 and 2019, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%
North America	$555.8	$618.9	(10.2)%	$(6.9)	(1.1)%
South America	178.5	185.8	(3.9)%	(46.7)	(25.1)%
Europe/Middle East	1,125.0	1,457.2	(22.8)%	(35.2)	(2.4)%
Asia/Pacific/Africa	147.5	160.7	(8.2)%	(6.6)	(4.1)%
	$2,006.8	$2,422.6	(17.2)%	$(95.4)	(3.9)%

	Six Months Ended June 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%
North America	$1,107.7	$1,115.1	(0.7)%	$(9.3)	(0.8)%
South America	332.4	341.9	(2.8)%	(70.5)	(20.6)%
Europe/Middle East	2,238.3	2,667.8	(16.1)%	(75.0)	(2.8)%
Asia/Pacific/Africa	256.7	293.6	(12.6)%	(12.5)	(4.3)%
	$3,935.1	$4,418.4	(10.9)%	$(167.3)	(3.8)%